Exhibit 5

GOODMAN AND CARR LLP                                            Jay Goldman
Barristers and Solicitors                         Direct Line: 416.595.2409
                                           E-mail: jgoldman@goodmancarr.com
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                                                     File Number:   0000181



August 30, 2002

The Board of Directors of Altair Nanotechnologies Inc.
1725 Sheridan Avenue
Suite 140
Cody, Wyoming  82414


Dear Sirs/Mesdames:


Re: Registration Statement on Form S-8
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We have acted as Ontario counsel to Altair  Nanotechnologies Inc., a corporation incorporated under the laws of Canadao (the "Corporation") in connection with the preparation of the Corporation's Registration Statement on Form S-8 (the "Registration Statement") registering the common shares issuable pursuant to the Corporation's 2002 Employee Wage Stock Purchase Plan (the "Plan"). In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant. We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant. We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only. We express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein as such laws exist on the date hereof.

         Based upon and subject to the foregoing, we are of the opinion that when issued in accordance with the terms and conditions of the Plan, the terms and conditions of any governing subscription agreement and pursuant to the Registration Statement, the 500,000 common shares of the Corporation available for issuance pursuant to the Plan will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of the opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the prospectus which constitutes a part of the Registration Statement.

Yours truly,



/s/ Goodman and Carr LLP
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    Goodman and Carr LLP

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